EXHIBIT 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	David Heeter, CEO
Phone: (765) 747-2800
Fax: (765) 213-2981

MUTUALFIRST FINANCIAL, INC.
ANNOUNCES AGREEMENT WITH MAJOR STOCKHOLDER

Muncie, Indiana. February 27, 2015 – MutualFirst Financial, Inc. (the "Company") (NASDAQ Global Market: MFSF), the holding company for MutualBank (the "Bank"), and PL Capital, LLC and certain affiliated entities and others (collectively, the "PL Capital Parties") announced that they have entered into an agreement (the "Agreement")  pursuant to which, among other things, the Company will amend its bylaws to remove the requirement that in order to qualify to stand for election or to continue to serve as a director, a person must have his or her principal residence in any county in which the Company or any of its subsidiaries has an office.  The Company also has agreed to appoint PL Capital principal Richard J. Lashley to the Company's Board of Directors.  Mr. Lashley was added to the Boards of Directors of the Company and the Bank on February 26, 2015 and will serve in the class of directors whose term expires at the conclusion of the annual meeting of stockholders to be held in May 2017.

During the term of the Agreement, which is scheduled to continue through the later of the date of the Company's Annual Meeting of Stockholders in 2016 or the last day Mr. Lashley (or any substitute nominee) serves as a director of the Company or the Bank, the PL Capital Parties and Mr. Lashley will not, among other things, solicit proxies in opposition to any recommendations or proposals of the Company's Board of Directors, initiate or solicit stockholder proposals or seek to place any representatives on the Company's Board of Directors (other than any replacement director), oppose any proposal or director nomination submitted by the Board of Directors to the Company's stockholders, vote for any nominee to the Company's Board of Directors other than those nominated or supported by the Board of Directors, seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank (although nothing in the Agreement will prevent Mr. Lashley from expressing his views to other members of the Board at duly convened meetings of the Boards of Directors), propose or seek to effect a merger or sale of the Company or initiate litigation against the Company.

PL Capital, LLC, an investment firm based in Naperville, Illinois that invests in community banks and thrifts is the Company's largest institutional stockholder.  Mr. Lashley has extensive financial experience and is Co-Founder of PL Capital, LLC and has previously served as a director of seven banks and thrifts throughout the U.S.

Dave Heeter, the Company's President and Chief Executive Officer, said "We believe that Mr. Lashley is well qualified to serve as a director and it is in the best interests of the Company and its stockholders to reach this agreement with PL Capital.  This agreement will permit us to focus on the Company's financial performance and profitability and continue to maximize value to our shareholders. We believe the actions taken today fully address the concerns raised by Ancora Advisors and satisfy the reasons for their board nominations and stockholder proposal."

MutualFirst Financial, Inc. is the parent company of MutualBank, an Indiana-based financial institution. MutualBank has thirty full-service retail financial centers in Delaware, Elkhart, Grant, Kosciusko, Randolph, St. Joseph and Wabash Counties in Indiana. MutualBank has two offices located in Carmel and Crawfordsville, Indiana specializing in wealth management and trust services and a loan origination office in New Buffalo, Michigan. MutualBank also operates a wholly owned subsidiary of Summit Mortgage which operates out of Fort Wayne, Indiana. MutualBank is a leading mortgage lender in each of the market areas it serves, and provides a full range of financial services including business banking, wealth management, trust services, investments and internet banking services. The Company's stock is traded on the NASDAQ National Market under the symbol "MFSF" and can be found on the internet at www.bankwithmutual.com.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words "believe," "expect," "anticipate," "intend" "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company's control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company's reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.